As filed with the Securities and Exchange Commission on February 20, 2003

                                               Registration No. 333- . . . . . .
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM S - 8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         21ST CENTURY TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

     NEVADA                                               48-111056
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                       Identification Number)


     5050  EAST  BELKNAP
     HALTOM  CITY,  TX                                    76117
     (Address of Principal Executive Offices)             (Zip Code)

                    2002 DIRECTORS, OFFICERS AND CONSULTANTS
                STOCK OPTION, STOCK WARRANT AND STOCK AWARD PLAN
                            (Full title of the plan)

                                 ARLAND D. DUNN
                         21ST CENTURY TECHNOLOGIES, INC.
                    5050 EAST BELKNAP, HALTOM CITY, TX 76117
                                 With a Copy to
                               LAWRENCE E. WILSON
                           FRANKLIN, CARDWELL & JONES
                  1001 MCKINNEY, 18TH FLOOR, HOUSTON, TX 77002
                     (Name and address of agent for service)

                                 (818) 707-9466
          (Telephone number, including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE

TITLE                                    PROPOSED            PROPOSED
OF SECURITIES         AMOUNT TO      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
TO BE REGISTERED(1) BE REGISTERED(1) PRICE PER SHARE(2)   OFFERING PRICE(2)  REGISTRATION FEE
------------------  ---------------  -----------------  ------------------  -----------------
Common Stock,
..001 par value
per share . . . .         9,500,000  $            0.75  $        1,021,002  $           93.93
---------------------------------------------------------------------------------------------
Warrants to
Purchase Common
Stock at $.001. .         9,500,000         NA(3)               NA(3)              NA(3)
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1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans(s) described herein.

2 Pursuant to Rule 457(g) under the Securities Act of 1933, the offering price of shares of Common Stock to be purchased pursuant to the Plan is based on the warrant conversion price of $.001 per share with respect to 6,000,000 shares, $.25 per share with respect to 666,668 shares, $.50 per share with respect to 666,668 shares, and $.75 per share with respect to 666,668 shares for the purposes of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, the offering price of shares of the remaining 41,500,000 shares of Common Stock to be purchased pursuant to the Plan was estimated for the purpose of computing the registration fee on the basis of the average of the high and low sales prices per share on February 17, 2003.

3  Included  in  the  amounts  for  the  Common  Stock,  $.001  par  value.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, Current Reports on Form 8-K filed on August 15, 2002, August 28, 2002, September 19, 2002, and October 28, 2002, and the description of the Company's Common Stock included in its registration statement on Form 10-SB/A filed June 29, 2000 pursuant to
Section 12(g) of the Securities Exchange Act of 1934 are incorporated herein by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, which are incorporated herein by reference, should be read in conjunction with the audited financial statements incorporated herein by reference.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Not  applicable.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

     Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

     Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

     Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

      Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

     The  bylaws  of  the  Company  provide  in  relevant  part:

     Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.     EXHIBITS.

     The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-B.

     4.1 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (incorporated by reference to exhibit 4.1 to the Registration Statement on Form S-8 filed August 6, 2002.)

     4.2 Amendment No. 1 to the 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan.

     5.1  Opinion  of  Franklin,  Cardwell  &  Jones.

     23.1 Consent of Turner, Stone and Company, L.L.P., independent public accountants.

     23.2 Consent  of  Franklin,  Cardwell  &  Jones  (included in Exhibit 5.1).

ITEM  9.     UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belknap, and the State of Texas, on the 20th day of February, 2003.

21ST  CENTURY  TECHNOLOGIES,  INC.

          /s/  Arland  D.  Dunn
By:     ___________________________________
        Arland  D.  Dunn
        Chief  Executive  Officer

          /s/  Alvin  L.  Dahl
By:     ___________________________________
        Alvin  L.  Dahl
        Chief  Financial  Officer

          /s/  Alvin  L.  Dahl
By:     ___________________________________
        Alvin  L.  Dahl
        Chief  Accounting  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of February, 2003.


/s/     Arland  D.  Dunn                /s/     Larry  B.  Bach
______________________________          ________________________________
Arland  D.  Dunn                        Larry  B.  Bach
Director                                Director


/s/     Fred  Rausch                    /s/     Kevin  Romney
______________________________          ________________________________
Fred  Rausch                            Kevin  Romney
Director                                Director


/s/     David  Gregor
______________________________
David  Gregor
Director

                                  EXHIBIT INDEX

     4.3 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (incorporated by reference to exhibit 4.1 to the Registration Statement on Form S-8 filed August 6, 2002.)

     4.4 Amendment No. 1 to the 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan.

     5.1  Opinion  of  Franklin,  Cardwell  &  Jones.

     23.1 Consent of Turner, Stone and Company, L.L.P., independent public accountants.

     23.2 Consent  of  Franklin,  Cardwell  &  Jones  (included in Exhibit 5.1).